Filed Pursuant to Rule 433

Registration No. 333-215833

August 12, 2019

PRICING TERM SHEET

(to Preliminary Prospectus Supplement dated August 12, 2019

(the “Preliminary Prospectus Supplement”))

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Preliminary Prospectus Supplement.

Issuer:	CenterPoint Energy, Inc. (the “Issuer”)

Anticipated Ratings*:	Baa2 (stable) /BBB (stable) /BBB (stable) (Moody’s / S&P / Fitch)

Security:	2.50% Senior Notes due 2024	2.95% Senior Notes due 2030	3.70% Senior Notes due 2049

Principal Amount:	$500,000,000	$400,000,000	$300,000,000

Maturity Date:	September 1, 2024	March 1, 2030	September 1, 2049

Interest Payment Dates:	March 1 and September 1, commencing March 1, 2020	March 1 and September 1, commencing March 1, 2020	March 1 and September 1, commencing March 1, 2020

Coupon:	2.50%	2.95%	3.70%

Price to Public:	99.830% of the principal amount	99.603% of the principal amount	99.155% of the principal amount

Benchmark Treasury:	1.750% due July 31, 2024	1.625% due August 15, 2029	2.875% due May 15, 2049

Benchmark Treasury Yield:	1.486%	1.644%	2.122%

Spread to Benchmark Treasury:	+105 basis points	+135 basis points	+162.5 basis points

Re-offer Yield:	2.536%	2.994%	3.747%

Optional Redemption:	Prior to August 1, 2024, greater of 100% or make-whole at a discount rate of Treasury plus 20 basis points (calculated to August 1, 2024); and on or after August 1, 2024, 100% plus, in either case, accrued and unpaid interest.	Prior to December 1, 2029, greater of 100% or make-whole at a discount rate of Treasury plus 25 basis points (calculated to December 1, 2029); and on or after December 1, 2029, 100% plus, in either case, accrued and unpaid interest.	Prior to March 1, 2049, greater of 100% or make-whole at a discount rate of Treasury plus 25 basis points (calculated to March 1, 2049); and on or after March 1, 2049, 100% plus, in either case, accrued and unpaid interest.

Legal Format:	SEC Registered

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP/ISIN:	15189T AW7/ US15189TAW71	15189T AX5/ US15189TAX54	15189T AY3/ US15189TAY38

Trade Date:	August 12, 2019

Expected Settlement Date:	August 14, 2019 (T+2)

Joint Book-Running Managers:

BofA Securities, Inc.

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

Wells Fargo Securities, LLC

Barclays Capital Inc.

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

MUFG Securities Americas Inc.

RBC Capital Markets, LLC

Senior Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC BNP Paribas Securities Corp. Fifth Third Securities, Inc. The Huntington Investment Company

Co-Managers:	Loop Capital Markets LLC R. Seelaus & Co., LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, J.P. Morgan Securities LLC collect at 1-212-834-4533, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

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